UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2020

AMERICAN INTERNATIONAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50912	88-0225318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3990 Vitruvian Way, Suite 1152, Addison, Texas 75001

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 803-5337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Capitol City Solutions USA, Inc. – Lease Agreement for Corporate Offices

On January 3, 2020, Capitol City Solutions USA, Inc. (“CCS”), a wholly-owned subsidiary of American International Holdings Corp (“AMIH” or the “Company”) entered into a Lease Agreement with Asher Park, LLC (the “Landlord”) to lease and occupy approximately 1,516 square feet of commercial office space located in Tyler, Texas to be used for CCS’s corporate offices and headquarters.

Lease Term – The Lease Agreement has a term of 60 months ((5) years) and 29 days, and commences on January 3, 2020 and ends on January 31, 2025. The property is move in ready and the Lease Agreement does not provide for any tenant improvement allowances.

Base, Additional and Percentage Rent Expense – The annual base rent is $27,288, or $18 per square foot, for the term of the Lease Agreement. In addition to the base rent, CCS is required to reimburse the landlord for its pro-rata share of all real estate taxes and assessments, hazard and liability insurance and common area maintenance costs for the entire shopping center. At execution of the Lease Agreement, such additional rent was estimated at $6.00 per square foot per year.

Security Deposits – Upon the execution of the Lease Agreement, CCS agreed to pay a security deposit equal to the full first month’s base rent plus estimated additional rent charges in the amount of $3,032.

Utilities and Maintenance – CCS is responsible for all utility charges as well as all maintenance of the leased premises including, but not limited to, the mechanical, electrical and plumbing systems. The Landlord is responsible for maintenance of the roof, exterior walls and structural integrity of the building, which comprises the leased premises, and the common areas of the Shopping Center including, but not limited to, the parking areas.

Novopelle Tyler, Inc. Lease Agreement for Novopelle MedSpa

On January 6, 2020, Novopelle Tyler, Inc. (“Novopelle Tyler”), a wholly-owned subsidiary of American International Holdings Corp (“AMIH” or the “Company”) entered into a Lease Agreement with Asher Park, LLC (the “Landlord”) to lease and occupy approximately 1,900 square feet of commercial retail space located in Tyler, Texas to operate a planned new Novopelle Med Spa location (the “Lease Agreement”).

Lease Term - The Lease Agreement has a term of 60 months (or five (5) years), and commences 120 days from the later of the fully executed Lease Agreement, delivery of premises, and delivery of a construction permit from the City of Tyler.

Base, Additional and Percentage Rent Expense - The annual base rent is $34,200, or $18 per square foot, for the first 36 months and then increases to an annual base rent of $36,100, or $19 per square foot, for the remaining 24 months (the “Base Rent”). In addition to the Base Rent, Novopelle Tyler is required to reimburse the landlord for its pro-rata share of all real estate taxes and assessments, hazard and liability insurance and common area maintenance costs for the entire shopping center (the “Additional Rent” or “Triple Net”). At execution of the Lease Agreement, the Additional Rent was estimated at $6.00 per square foot per year.

Security Deposits – Upon the execution of the Lease Agreement, Novopelle Tyler agreed to pay a security deposit equal to the full first month’s Base Rent plus Triple Net charges in the amount of $3,800.

Tenant Improvement Allowance – The Landlord has agreed to provide Novopelle Tyler with a Tenant Improvement Allowance of up to $70.00 per square foot, or $133,000, towards improvements to the leased premises that are affixed and permanent in nature. The Tenant Improvement Allowance will be paid by Landlord to Novopelle Tyler upon the completion of construction work performed and satisfactory inspection of such, Landlord’s receipt of contractor’s signed lien releases, and Novopelle Tyler’s official opening for business.

Utilities and Maintenance – Novopelle Tyler is responsible for all utility charges as well as all maintenance of the leased premises including, but not limited to, the mechanical, electrical and plumbing systems. The Landlord is responsible for maintenance of the roof, exterior walls and structural integrity of the building, which comprises the leased premises, and the common areas of the Shopping Center including, but not limited to, the parking areas.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the lease agreements is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

A press release announcing the Novopelle Tyler Lease Agreement and establishment of a planned new Novopelle Med Spa location in Tyler, Texas is furnished with this report as Exhibit 99.1.

In accordance with General Instructions B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of January 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL HOLDINGS CORP.

Dated: January 13, 2020	By:	/s/ Jacob D. Cohen
	Name:	Jacob D. Cohen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of January 13, 2020